EXHIBIT 3.1



                                                             State of Delaware
                                                            Secretary of State
                                                      Division of Corporations
                                                 Delivered 04:32 PM 11/21/2003
                                                      File 04:21 PM 11/21/2003
                                                  SRV 030752397 - 3731014 FILE



                Certificate of Incorporation of Yaoshun Incorporated


First:    The name of this corporation shall be: Yaoshun Incorporated

Second: Its registered office in the State of Delaware is to be located at 15 East North Street, Country of Kent City of Dover, Delaware 19801, and its registered agent at such address is: XL CORPORATE SERVICES, INC.

Third: The nature of the business and the objects and purposes proposed to be transacted, promoted and carried on are to do any or all things herein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

          The Purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

Fourth: The total number of shares of stock which this corporation is authorized to issue is 100,000,000 shares of stock, consisting of 80,000,000 shares of Common stock at $0.0001 par value, and 20,000,000 shares of Preferred stock at $0.0001 par value.

Fifth:    The name and address of the incorporator is as follows:

          Jean Sherett, c/o Blumberg Excelsior Corporate Services, 62 White Street, New York; New York 10013

Sixth: The Directors shall have power to make and to alter or amend the By-Laws, to fix the amount to be reserved as working capital, and to authorize and cause to be executed montages and liens without limit as to the amount, upon the property and franchise of this corporation. With the consent in writing, and pursuant to a majority vote of the holders of the capital stock issued and outstanding, the Directors shall have authority to dispose, in any manner, of the whole property of this corporation.

          The By-Laws shall determine whether and to what extent the account and books of this corporation, or any of them, shall be open to the inspection of the stockholders; no stockholder shall have any right of inspecting any account, or book, or document of this Corporation except as conferred by the law or the By-Law, or by resolution of the stockholders. The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the corporation outside of the State of Delaware, at such places as maybe, from time to time, designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

          It is the intention that the objects, purposes and powers specified in the paragraph hereof shall except where otherwise specified in said paragraph, be nowise limited or restricted by referenced to or inference from the terms of any other clause of paragraph in this certificate of incorporation, but that the objects, purposes and powers specified in the paragraph and in each of the clauses, or paragraphs of this character shall be regarded as independent objects, purposes and powers.

          No director of this Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) Under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

IN WITNESS WHEREOF, I have hereinto set my hand this 21st day of November, A.D., 2003.



/s/ Jean Sherett
------------------------------
Jean Sherett., Incorporator